                                                                    EXHIBIT 10.2

                    Amendment to PCA Shell License Agreement

                  This amendment (the "Amendment") to the PCA Shell License Agreement dated August 23, 2000, is itself dated January ___, 2002 (the "Amendment Effective Date") and is by and between Merrill, Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation having an office at 4 World Financial Center, New York, New York 10080 ("Merrill Lynch"), Level 8 Systems, Inc., a Delaware Corporation having an office at 8000 Regency Parkway, Cary, North Carolina 27511 ("Level 8") and Cicero Technologies, Inc. ("Cicero") a Delaware corporation having an office at 1288 Ninth Street, Berkeley, CA 94710.

                               W I T N E S S E T H

                  WHEREAS, Merrill Lynch and Level 8 entered into a PCA Shell License Agreement on August 23, 2000;

                  WHEREAS, Merrill Lynch and Level 8 are entering into a Purchase Agreement as of the Amendment Effective Date relating to their overall relationship; and

                  WHEREAS, in connection with that Purchase Agreement, Merrill Lynch, Level 8 and Cicero wish to amend the PCA Shell License Agreement as further described herein;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

                             ARTICLE I - DEFINITIONS

                  When used in this Amendment, the capitalized terms listed in this Article I shall have the following meanings, and capitalized terms that are not otherwise defined shall have the meaning specified in the PCA Shell License Agreement (as defined below):

     1.1 "Agreement" shall mean the PCA Shell License Agreement as amended by this Amendment.

     1.2 "Approved Person" shall mean any person whose name appears on Schedule
1.2 hereto; provided, however, that at the written request of Level 8, Merrill Lynch may elect to add persons to Schedule 1.2 in its sole discretion.

     1.3 "Change of Control" shall mean the occurrence of any of the following during the first five years from the date hereof: (1) the sale, lease, transfer, conveyance or other disposition, or by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Level 8, its subsidiaries, or its or their successors or assignees taken as a whole to any "person" -- as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than an Approved Person; (2) the adoption of a plan relating to the liquidation or dissolution of Level 8, its subsidiaries, or its or their successors or assignees; (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person," as defined above, other than an Approved Person, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Level 8, its subsidiaries, or its or their successors or assignees; or (4) the first day on which a majority of the members of the Board of Directors of Level 8, its subsidiaries, or its or their successors or assignees are not Continuing Directors.

         1.4 "Continuing Directors" shall mean, as of any date of determination, any member of the Board of Directors of Level 8, its subsidiaries, or its or their successors or assignees who: (1) was a member of such Board of Directors on the date of this Agreement; (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or
(3) was nominated for election or elected to such Board of Directors with the approval of an Approved Person in connection with (i) the sale, lease, transfer, conveyance or other disposition, or by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Level 8, its subsidiaries, or its or their successors or assignees, taken as a whole, to such Approved Person, or (ii) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that such Approved Person becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Level 8, its subsidiaries, or its or their successors or assignees. For purposes of this section, Merrill Lynch's Board representative shall be considered a Continuing Director, regardless of the identity of the specific individual representing Merrill Lynch on the Level 8 Board of Directors.

         1.5 "Licensed Products" shall mean products incorporating or utilizing the PCA Shell (or any component thereof) or the Distributed Computing Substrate (or any component thereof) or covered by one or more claims of the Patent.

         1.6 "Maintenance Services" as said term is used in Section 2.9 shall mean the correction of any failure of the Licensed Product(s) to operate in accordance with the applicable Documentation, specifications and warranties and the provision of all revisions, updates, modifications, improvements, corrections, releases, versions, fixes and enhancements to Licensed Products ("Updates") as soon as such Updates have been made generally available. All other references to "Maintenance Services" in this Agreement shall mean those services set forth in Article 2A hereof.

         1.7 "PCA Shell License Agreement" shall mean that certain PCA Shell License Agreement dated August 23, 2000 between Merrill Lynch and Level 8.

         1.8 "Source Code Delivery Dates" shall mean the anniversary and semi-anniversary of the Amendment Effective Date in each calendar year during the term of the PCA Shell License Agreement as amended; provided that there has been a new maintenance release, new version or new release of the LicensedProducts since the last Source Code Delivery Date.

         1.9 The "Sales Price" of any particular Licensed Product or any Maintenance Services shall mean the net price charged for the Licensed Products or Maintenance Services less taxes, withholding, shipping, handling, returns and insurance.

                             ARTICLE II - DISCLOSURE

         2.1 The following shall be incorporated into the PCA Shell Agreement after Section 2.2 (b) thereof:

         "Without limiting the provisions of this Section 2.2 (b), within ten
(10) days of the Amendment Effective Date, Level 8 shall deliver to Merrill Lynch a package containing any and all Technology discovered or developed by it solely, or jointly with Merrill Lynch, any Updates made by Level 8 to the PCA Shell, and all source code relating to such Technology. On the Source Code Delivery Dates, Level 8 shall deliver to Merrill Lynch a package containing any and all new generally available maintenance releases, new generally available versions or new generally available releases and Updates of the Technology discovered or developed by it solely, or jointly with Merrill Lynch, any Updates made by Level 8 to the PCA Shell that has been released in a generally available product, and all source code relating to such Technology, and Updates, except such packages may exclude materials provided on previous Source Code Delivery Dates. Notwithstanding this Section 2.2(b), Level 8 may withhold from disclosure Technology, and Updates otherwise subject to disclosure if such disclosure would violate a confidentiality agreement with a third party."

                              ARTICLE III - LICENSE

         3.1 Section 2.3 (a) and (c) of the PCA Shell License Agreement are amended to read as follows:

         "(a) a license to copy, display, use, modify and reproduce the PCA Shell, including any Updates thereto developed during the term of the Agreement that Merrill Lynch, in its sole discretion, provides to Level 8, to distribute the PCA Shell and any Updates made thereto in source code form (subject to the provisions of Section 2.9 hereof) and object code form to channel partners and end users pursuant to license agreements containing terms which are adequate to protect the rights of Merrill Lynch in the PCA Shell;" and

         "(c) a nonexclusive license to copy, display, use, modify and reproduce the Distributed Computing Substrate, including any Updates made thereto developed during the term of this Agreement that Merrill Lynch, in its sole discretion, provides to Level 8, to distribute the Distributed Computing Substrate in object code form and source code form (subject to the provisions of Section 2.9 hereof), to channel partners and end users pursuant to license agreements containing terms which are adequate to protect the rights of Merrill Lynch in the Distributed Computing Substrate."

         3.2 Section 2.4 of the PCA Shell License Agreement is amended to read as follows:

         "2.4. Level 8 License to Merrill Lynch. Level 8 hereby grants to Merrill Lynch, and Merrill Lynch, hereby accepts, a royalty-free, perpetual, worldwide license to copy, display, use, modify and reproduce any Technology developed by Level 8 and any Updates made by Level 8 to the PCA Shell that are incorporated in a generally available Licensed Product, including any Updates thereto developed during the term of this Agreement, that are incorporated in a generally available product for any and all business uses of Merrill Lynch and its Affiliates and subsidiaries."

         3.3 The following shall be added as Section 2.9 of the PCA Shell License Agreement:

         "2.9 Escrow. Level 8 may deposit the source code relating to the PCA Shell and Distributed Computing Substrate in a source code escrow account for the benefit of channel partners and end users pursuant to the terms of a source code escrow agreement ("Level 8 Source Code Escrow Agreement"). The Level 8 Source Code Escrow Agreement shall state that in the event that Level 8 becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated its business voluntarily or otherwise, prior to the release of source code to an end user and/or reseller, the following procedure shall occur:

               a. Level 8 will provide Merrill Lynch with a list of all end users and resellers who have source code escrow rights;

               b. Merrill Lynch will decide whether or not they want to assume Level 8's obligation to provide Maintenance Services to each of its end users and resellers;

               c. In the event that Merrill Lynch determines that it will assume Level 8's obligation to provide Maintenance Services to each of Level 8's end users and/or resellers, and

         (i) said end users and/or resellers accept Merrill Lynch as the provider of said Maintenance Services, Level 8 shall assign its

Maintenance Service obligations to Merrill Lynch, in lieu of having the source code released directly to the end users and resellers (and Merrill Lynch shall not be liable for any set-offs or claims which said end users and/or resellers may assert against Level 8), or

         (ii) said end users and/or resellers reject Merrill Lynch as the provider of said Maintenance Services, the end users and resellers shall each pay Merrill Lynch a one time, lump sum payment of One Million Dollars ($1,000,000) to secure the release of the source code under the terms of the Level 8 Source Code Escrow Agreement; and

               d. In the event that Merrill Lynch decides not to assume Level 8's obligation to provide Maintenance Services to its end users or resellers, then the source code will be delivered to said end users and resellers based on the terms of the Level 8 Source Code Escrow Agreement."

                            ARTICLE IV - EXCLUSIVITY

         4.1 Section 2.5 of the PCA Shell License Agreement is amended to read as follows:

                  "2.5 Exclusivity Period. The foregoing licenses with respect to the PCA Shell, and the Patent granted by Merrill Lynch shall be exclusive in perpetuity, subject to Section 2.7 (Merrill Lynch's Reservation of Rights) and Section 10.4.1 (Event Triggering Reversion to Non-Exclusive License) hereof. Notwithstanding the foregoing, Merrill Lynch shall have the rights: (i) to continue development of the PCA Shell Software independently of Level 8's development efforts after the Effective Date; (ii) to copy, display, use, modify and reproduce the modifications and improvements that Merrill Lynch independently develops; and (iii) subject to the exclusivity with respect to the PCA Shell and the Patent granted pursuant to this Section 2.5, to distribute such modifications and improvements to the public; provided that Level 8 is notified of such modifications and improvements."

         4.2 Section 2.7 of the PCA Shell License Agreement is hereby amended to read as follows:

                  "2.7 Reservation of Rights. Notwithstanding any provision to the contrary, Merrill Lynch hereby reserves the right (i) to copy, display, modify, reproduce and use the PCA Shell for its own business use and for the internal business use of its Affiliates and subsidiaries, and (ii) to make, have made, and use products incorporating inventions claimed in the Patent, for its own business use and for the internal business use of its Affiliates and subsidiaries. This right specifically includes (i) providing the PCA Shell to a third party service provider for reproduction, display, use, modification and reproduction in connection with services it is providing to Merrill Lynch and other parties using Merrill Lynch trading, settlement services, or other services provided by a Merrill Lynch business unit, and (ii) granting such third-party service provider (a) the right to provide services incorporating inventions covered by the Patent to Merrill Lynch and other parties using Merrill Lynch trading, settlement services, or other services provided by a Merrill Lynch business unit, and
                  (b) the right to make and use products incorporating inventions covered by the Patent in connection with services it is providing to Merrill Lynch and other parties using Merrill Lynch trading, settlement services, or other services provided by a Merrill Lynch business unit. Neither such third-party service provider nor any other party shall be granted rights to use the PCA Shell or products or services incorporating inventions covered by the Patent for their own commercial benefit."

                        ARTICLE V - MAINTENANCE SERVICES

         5.1 The following shall be incorporated into the PCA Shell Agreement as "ARTICLE 2A - MAINTENANCE SERVICES":

                      "ARTICLE 2 (A) - MAINTENANCE SERVICES

         2A.1 Within ninety (90) days following the execution of this Agreement, Merrill Lynch shall have the right to purchase the following maintenance services for the Licensed Products ("Maintenance Services") for a fee of One Hundred Forty-four and 00/00 Dollars ($144.00) per seat for no less than 3000 seats and for up to 5000 seats. Payment for the Maintenance Services will be payable in two equal installments and then on a recurring, annual basis. The first installment payment shall be invoiced upon execution of a purchase order by Merrill Lynch for the Maintenance Services and the second installment payment shall be invoiced in the following quarter, and thereafter on each anniversary of the purchase order, Level 8 shall invoice the total amount due for renewal of support for the then number of seats contracted. All payments will be due within thirty (30) days of Merrill Lynch's receipt of an invoice. No fee will be due for any seats in excess of 5000. For purposes of the initial installation of the Licensed Product at Merrill Lynch, Level 8 agrees to provide up to 30 person days of Professional Services to facilitate the adaptation of the Licensed Product to Merrill Lynch at no cost. In the event that Merrill Lynch requires additional consultation services at any time after the initial installation of the Licensed Product, the parties hereto agree that Level 8 shall offer said consultation services to Merrill Lynch at no more than it's then current published rate, discounted at 20%.

         2A.1.1 Level 8 shall correct any failure of the Licensed Products to operate in accordance with the applicable Documentation, specifications and warranties.

         2A.1.2 Level 8 shall provide to Merrill Lynch all revisions, updates, modifications, improvements, corrections, releases, versions and enhancements (the "Updates") to the Licensed Products as soon as such Updates have been made generally available. Such Updates shall not degrade the performance, functioning or operation of the Licensed Products provided hereunder. If any such Updates are acceptable to Merrill Lynch, Level 8 agrees to give Merrill Lynch all necessary assistance to install same, at no cost to Merrill Lynch, excepting the initial installation of Licensed Product, which shall be governed by the terms of section 2A.1. If any such Update is not acceptable to Merrill Lynch, Merrill Lynch may refuse to accept same, and, in such event, Level 8 agrees to maintain the Licensed Products in the form in effect on the date Level 8 requested Merrill Lynch to accept any such Update. For purposes of this Agreement, an Update once incorporated into any Licensed Product hereunder shall be considered a "Licensed Product" for all purposes hereunder.

         2A.1.3 Level 8 shall provide remote technical assistance and consultation to Customer through its Level 8 Support Team telephone support services on a 7x24 availability basis. Merrill Lynch may submit error reports by telephone or electronically. Level 8 will supply telephone numbers and e-mail addresses. Merrill Lynch may also request electronic status reports on reported errors by telephone, fax or e-mail. The Level 8 Support Team representatives will record all error reports and coordinate all responses in the following manner:

For all reported errors, Level 8 will assign a Call Tracking Number. Calls will be returned according to the Severity Levels indicated in Tables I - III below. Level 8 and Merrill Lynch will cooperate in efforts to resolve reported errors. Level 8 may request that the Merrill Lynch duplicate the error, instruct Level 8 how to duplicate the error, or provide problem log dumps, diagnostic tests or other investigative support. Merrill Lynch will provide all reasonably requested information to assist in arriving at a problem solution.

Level 8 may provide repairs by furnishing Maintenance Releases (MNT's) or Corrective Service Disks (CSD's) for Merrill Lynch installation. Table I:
Severity Level Definitions:

    Severity Level       Definition
    -------------------- -------------------------------------------------------
    Severity Level 1     All environments. A critical condition affecting
                         Merrill Lynch's production environment with no
                         acceptable workaround. Requires constant dedicated
                         Merrill Lynch and Level 8 resources.
    -------------------- -------------------------------------------------------
    Severity Level 2     All environments. A severe restriction, but not a
                         complete obstacle, to Merrill Lynch's ability to use
                         the Licensed Products. No acceptable workaround.
                         Level 8 may request Merrill Lynch resources as
                         necessary.
    -------------------- -------------------------------------------------------
    Severity Level 3     All environments.  A limitation on Merrill Lynch's use
                         of the Licensed Products, but an acceptable workaround
                         exists.
    -------------------- -------------------------------------------------------

Table II:  Response Times

------------ ------------------ ---------------- ------------ -----------------
  Severity    Initial Response       Temporary     Schedule     Permanent
    Level                           Resolution       Date       Resolution
------------ ------------------ ---------------- ------------ -----------------
    1             1 hour             1 day          ASAP        Emergency fix
------------ ------------------ ---------------- ------------ -----------------
    2             1 day             7 days         30 days           CSD
------------ ------------------ ---------------- ------------ -----------------
    3             2 days            30 days        60 days           MNT
------------ ------------------ ---------------- ------------ -----------------

 - Initial Response: The time to return a call to begin error investigation.
 - Temporary Resolution: The offer of a temporary fix or workaround, if available, for acceptance by Merrill Lynch.
 - Scheduling Date: The date on which Level 8 will schedule the availability date of a permanent fix.
 - Permanent Resolution: The mechanism for providing the final fix.

         2A.2 Level 8 shall correct any malfunction, defect or nonconformity in each Licensed Product provided hereunder following telephonic notification by Merrill Lynch to Level 8 of any such malfunction, defect or nonconformity which prevents the Licensed Product from performing in accordance with the documentation provided hereunder and such other warranties, descriptions and specifications. If in the determination of Merrill Lynch, any malfunctions, defect or nonconformity cannot be satisfactorily corrected through such telephone communication, Level 8 agrees to respond by having at least one (1) maintenance person trained in the Licensed Products at the Merrill Lynch's site within twenty-four (24) hours of Merrill Lynch's initial request. If such problem is the result of Merrill Lynch's misuse of the Licensed Product or unrelated to the Licensed Product, Merrill Lynch shall reimburse Level 8 at Level 8's then current published standard rates for such services.

         2A.3 Level 8 will repair any damage caused by its employees, agents, or contractors while performing the Maintenance Services and Level 8 will hold Merrill Lynch harmless from any and all claims, losses, or expenses (including reasonable attorneys' fees) arising from such Maintenance Services.

         2A.4 Level 8 warrants that all Maintenance Services provided by Level 8 under this Agreement will be performed in a professional manner by qualified personnel.

                         ARTICLE VI - ROYALTY PAYMENTS

         6.1 The following shall be incorporated into the PCA Shell Agreement as "ARTICLE 2B - ROYALTIES":

         "ARTICLE 2B - ROYALTIES

         2B.1. Within forty-five (45) days following the end of each calendar quarter, Level 8, its successors or assignees will pay Merrill Lynch royalties equal to three percent (3%) of the Sales Price for each Licensed Product or Maintenance Services that Level 8, its successors or assignees sold, licensed or otherwise transferred within such calendar quarter. Such payment shall be made in United States Dollars and sent by wire transfer to the bank and account number that will be provided to Level 8, its successors or assignees by Merrill Lynch. Late payments will bear interest as set forth in Section 2B.3 of this Agreement. In no event shall Level 8 be obligated to make royalty payments in excess of twenty million dollars ($20,000,000).

         2B.2. Reports. Within forty-five (45) days following the end of each calendar quarter, Level 8 will send to Merrill Lynch a complete and accurate report (a "Royalty Report"), certified by Level 8's Chief Financial Officer or Comptroller, detailing the number, type and Sales Price of all Licensed Products or Services sold, licensed, or otherwise transferred during the preceding calendar quarter, and a calculation of the royalties due thereon, and containing such other information as Merrill Lynch may reasonably request. If no royalties are due, then that fact will be shown on such statement. Level 8 will retain for at least five years from the date on which a royalty is due all records reasonably required for the verification of the correctness of royalties hereunder.

         2B.3. Audit. Merrill Lynch may, at its own expense and with ten (10) days advance notice to Level 8, use an independent outside auditor to audit the accuracy of Level 8's royalty payments hereunder. If any such examination discloses that Level 8 has not paid the full amount of the royalties or other payments that it is required to pay hereunder, Level 8 will pay the amount of any shortfall plus accrued interest thereon from the date that such amounts became due through the date of payment, at a rate that is the lesser of one and one-half percent (1 1/2%) per month and the maximum rate allowed by law. Notwithstanding the foregoing, such specified rate of interest will not excuse or be construed as a waiver of Level 8's obligation to timely provide any payments owed to Merrill Lynch. If such examination reveals an underpayment of five percent (5%) or more with respect to the period that is the subject of such examination, Level 8 will pay or reimburse Merrill Lynch for the reasonable auditing expenses incurred in connection with such examination. Such independent auditor will maintain as confidential all information obtained in connection with any such examination, in accordance with such auditor's legal and professional obligations; provided that such auditor may: (i) provide to Merrill Lynch a report on amounts due to Merrill Lynch and the basis for determination thereof in accordance with the ordinary professional standards applicable to such auditor; and (ii) use the results of such examination as reasonably necessary to assist Merrill Lynch in making and/or pursuing any claims regarding such amounts or the payment thereof.

         2B.4. Taxes. The amounts payable hereunder do not include any sales, use, excise, value-added or similar taxes that may be imposed as a result of the existence or operation of this Agreement. Level 8 will pay when due any applicable federal, state, municipal or other governmental taxes, duties, excise taxes, tariffs or other taxes imposed on payments hereunder."

                      ARTICLE VII - LIMITATION OF LIABILITY

         7.1 The following provision supersedes the last sentence of Section 4.2
(a) of the PCA Shell License Agreement:

                  "EXCEPT WITH RESPECT TO EACH PARTY'S OBLIGATIONS UNDER ARTICLE 3 OF THE PCA SHELL LICENSE AGREEMENT AND EXCEPT FOR MERRILL LYNCH'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8.1, IN NO EVENT SHALL EITHER PARTY'S LIABILITY TO THE OTHER PARTY RELATING TO THE PCA SHELL LICENSE AGREEMENT AS AMENDED HEREBY, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), INDEMNITY, PRODUCT LIABILITY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY LIABILITY FOR DIRECT DAMAGES EXCEED FIVE MILLION DOLLARS ($5,000,000)."

                           ARTICLE VIII - TERMINATION

         8.1 The following provision shall be added as Section 5.2 of the PCA Shell License Agreement:

                  "5.2 Termination by Merrill Lynch. Merrill Lynch may terminate this Agreement, effective immediately upon receipt by Level 8 of notice of termination in the event that: (i) Level 8 becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated its business voluntarily or otherwise; (ii) there is a Change of Control; or (iii) Level 8 notifies Merrill Lynch of any pending merger or acquisition to which it is a party."

         8.2 Level 8 shall notify Merrill Lynch in writing of all pending mergers or acquisitions to which it is a party within ten (10) days of the effective date thereof.

                           ARTICLE IX - MISCELLANEOUS

         9.1 Section 10.4 of the PCA Shell License Agreement is amended to read as follows:

         "10.4 Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Level 8 without Merrill Lynch's prior written approval. Any assignment or transfer of any right, remedy, obligation or liability under this Agreement without such consent shall be null and void. A Change of Control shall be deemed to constitute an assignment for which written approval is required under this section 10.4.

         9.2 The following shall be added as Section 10.13 of the PCA Shell License Agreement:

         "10.13 Assignment. Level 8 hereby assigns all of its rights and obligations under the Agreement to Cicero and Cicero hereby accepts the assignment. Merrill Lynch hereby grants its consent solely to the assignment from Level 8 to Cicero, so long as Level 8 shall remain liable under the terms of this Agreement. This provision shall not be deemed to be a consent by Merrill Lynch to any further assignments of this Agreement by Cicero or any other successor or assignee of Level 8. All proposed further assignments shall be subject to the provisions of
         Section 10.4 above."

                               ARTICLE X - GENERAL

         10.1 This Amendment is an integral part of the PCA Shell License Agreement and the term of this Amendment shall be coterminous with that of the PCA Shell License Agreement. In the event of any termination of the PCA Shell License Agreement, this Amendment shall automatically terminate.

         10.2 The provisions of Article 10 of the PCA Shell License Agreement are hereby incorporated by reference as though set forth herein in full (except that Section 10.3 shall also apply to this Amendment and that Section 10.4 is amended as provided herein).

                  IN WITNESS WHEREOF, Merrill Lynch, Level 8 and Cicero have executed this Amendment as of the day and year first above written.


                                          LEVEL 8 SYSTEMS, INC.


                                          By:
                                             -----------------------------------
                                             Name:

                                             Title:

                                          MERRILL LYNCH, PIERCE, FENNER &
                                          SMITH INCORPORATED

                                          By:
                                             -----------------------------------
                                             Name:

                                             Title:

                                          CICERO TECHNOLOGIES, INC.


                                          By:
                                             -----------------------------------
                                             Name:

                                             Title:

                                  SCHEDULE 1.2

                                APPROVED PERSONS

IBM
BEA Systems
Microsoft
Oracle
Cisco
Genesys
Siebel
HP
Amdocs
SOPRA
Liraz